EXHIBIT 99.1

Emclaire Financial Corp Appoints Deanna K. McCarrier to Board of Directors

EMLENTON, Pa., Oct. 21, 2016 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton (the “Bank”), announced the appointment of Deanna K. McCarrier to the Boards of Directors of the Company and the Bank, effective October 19, 2016.

“We are pleased to welcome Deanna to the Boards of the Company and the Bank.  Her background and experience will add valuable insight to the Bank,” said William C. Marsh, Chairman, President and Chief Executive Officer of the Company and the Bank.  “We appreciate her willingness to serve as a director and look forward to the perspective she will bring to the boards.”

Ms. McCarrier is a Certified Public Accountant (CPA) and has been in public accounting for over 30 years.  She currently owns and operates McCarrier, CPAs, where she specializes in assisting small businesses and individuals with their tax and accounting needs.  She founded the business with her late husband, Brian, over 25 years ago.  For the past 10 years, Deanna has also used her accounting expertise and passion for Christian education by serving as the treasurer on the board of directors of Penn Christian Academy.  Deanna is a member of the PICPA and the AICPA.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania.  The Company’s common stock is quoted on and traded through the NASDAQ Stock Market under the symbol “EMCF”.  For more information, visit the Company’s website at “www.emclairefinancial.com”.

CONTACT: William C. Marsh
Chairman of the Board, President and
Chief Executive Officer

Phone: (844) 767-2311
Email: investor.relations@farmersnb.com